                                           April 10, 1996

Mr. Irving R. Fischer
909 Third Avenue
New York, New York 10022

Dear Irving:

     We are pleased to confirm our agreement that you shall serve as President and Chief Operating Officer of Starrett Corporation ("Starrett" or the "Company") with a base salary at the rate of $500,000 per annum, all effective August 1, 1995.

     You shall also be entitled to Incentive Compensation for 1996, as calculated and paid (subject to the following) in your prior Incentive Compensation Agreement. In the event your employment with the Company terminates for any reason during 1996, your Incentive Compensation shall be prorated on the basis of the number of days elapsed during 1996 prior to such termination; provided, however, that you shall be entitled to Incentive Compensation for all of 1996 if your termination of employment results from or follows a failure by Starrett to continue you in your present positions with the Company, a Change in Control (as defined below), your termination by the Company not for cause (as defined in your prior Employment Agreement) or your death or permanent incapacity (as defined in your prior Employment Agreement); with any payment of Incentive Compensation under this sentence being based solely on the actual Adjusted Pre-tax Income of Starrett for 1996. A Change in Control shall mean the acquisition by any individual, entity or group (as such term is defined in the Securities Exchange Act of 1934 ("Exchange Act")) (a "Person"), other than any Person who is currently the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Company's outstanding Common
Stock, as a result of which such acquiring Person is the beneficial owner of 25% or more of the Company's outstanding Common Stock; a change in the Company's Board of Directors such that the existing directors cease to constitute a majority of the members of such Board; or a sale of all or substantially all of the assets, a merger or consolidation, or a similar transaction of or involving the Company.

                                 Very truly yours,

                                 STARRETT CORPORATION

                                 By: /s/ Paul Milstein
                                     ----------------------------------
                                         Paul Milstein
                                         Chairman of the Board

AGREED:

/s/ Irving R. Fischer
-------------------------------
    Irving R. Fischer

                                        December 30, 1992

Mr. Irving R. Fischer
Starrett Housing Corporation
909 Third Avenue
New York, New York 10022

Dear Irving:

     I am writing to provide assurance that assuming you continue to provide services to the Company even though your employment agreement terminates on January 5, 1993, the rights under paragraph 10 of such agreement (including without limitation your right to two years of consulting payments after the time you actually cease to work full time for the Company) will continue in effect as provided in such agreement.

                                        Very truly yours,

                                        STARRETT HOUSING CORPORATION

                                        By: /s/ Henry Barach
                                            ----------------------------------

AGREED:

/s/ Irving R. Fischer
-----------------------------------
    IRVING R. FISCHER

MEMORANDUM TO:  Irv Fischer
         FROM:  Dick Leder
           RE:  Maximum Payment to You Pursuant to
                November 7, 1996 Agreement with Starrett
                Without Causing a "Parachute Payment"
                ------------------------------------------

1. Maximum Payment equals Fischer total compensation for the years 1992 through 1996 ("Base Period"), divided by 5, minus $1.00.

2. Base Period Compensation (including Incentive Payment paid during year):

                                       1992                 $373,929
                                       1993                  384,948
                                       1994                  447,280
                                       1995                  620,000
                                       1996                  963,000
                                                          ----------
                                                          $2,789,157
                                                          ==========

                                      $2,789,157
3.  Average Annual Comp              (----------)           $557,831
                                           5                --------

4.  Three times Average Annual Comp                       $1,673,494
                                                          ----------

5.  Maximum Payment (cash and F.M.V. of stock)            $1,673,493
                                                          ----------

VIA FAX

cc: Peter Samuels, Esq.